EXHIBIT 99.1

Conatus Pharmaceuticals Reports 2015 Financial Results and Program Updates

SAN DIEGO, March 09, 2016 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the fourth quarter and full year ended December 31, 2015, and provided updates on its clinical development programs.

Financial Results
The net loss for the fourth quarter of 2015 was $6.0 million compared with $5.3 million for the fourth quarter of 2014. The net loss for the full year 2015 was $24.1 million compared with $22.3 million for the full year 2014.

Research and development expenses were $4.2 million for the fourth quarter of 2015 compared with $3.4 million for the fourth quarter of 2014. Research and development expenses were $16.3 million for the full year 2015 compared with $14.9 million for the full year 2014. The full year increase in research and development expenses was primarily due to higher personnel costs and an increase in external costs related to emricasan.

General and administrative expenses were $1.8 million for the fourth quarter of 2015 compared with $1.9 million for the fourth quarter of 2014. General and administrative expenses were $7.8 million for the full year 2015 compared with $7.4 million for the full year 2014. The full year increase in general and administrative expenses was primarily due to higher personnel costs.

Cash, cash equivalents and marketable securities were $36.5 million at December 31, 2015, compared with $37.1 million at December 31, 2014. The company believes current financial resources are sufficient to maintain operations and ongoing clinical development activities through at least the first quarter of 2017.

Program Updates
Conatus is developing emricasan, a first-in-class, orally active pan-caspase inhibitor, for the treatment of patients with chronic liver disease. During the first two months of 2016, the company announced:

  positive results from the three-month, double-blind, placebo-controlled first stage of its Phase 2 Liver Cirrhosis clinical trial;

  the initiation of active recruitment in its double-blind, placebo-controlled Phase 2b ENCORE-NF (EmricasaN, a Caspase inhibitOR, for Evaluation in patients with nonalcoholic steatohepatitis (NASH), and confirmed resultant Fibrosis) clinical trial; and

  U.S. Food and Drug Administration (FDA) Fast Track designation for the development of emricasan in patients with liver cirrhosis caused by NASH.

During 2015, the company reported results from five emricasan clinical trials:

  its Phase 1 pharmacokinetic/pharmacodynamic (PK/PD) clinical trial in patients with severe renal impairment;

  its Phase 1 PK/PD clinical trial in patients with mild, moderate and severe hepatic impairment;

  its Phase 2b PK/PD clinical trial in acute-on-chronic liver failure (ACLF) patients who may have simultaneous impairment of both hepatic and renal function;

  its Phase 2 clinical trial in patients with nonalcoholic fatty liver disease (NAFLD) including patients with NASH; and

  its exploratory Phase 2 clinical trial in patients with liver cirrhosis and confirmed portal hypertension.

Conatus’ two most recent cirrhosis trials enrolled and treated patients whose cirrhosis was due to a variety of etiologies, including hepatitis C virus (HCV) infection, alcohol or NASH. Following the FDA’s grant of Fast Track designation to the emricasan development program for the treatment of liver cirrhosis caused by NASH, and based on additional communications with the FDA recommending single-etiology clinical trials, the company plans to focus on advancing toward initial registration of emricasan for patients with NASH cirrhosis, with parallel development toward registration of emricasan for patients with NASH fibrosis.

The company also plans to extend the safety database and evaluate the efficacy of emricasan in focused single-etiology trials to address additional patient populations with cirrhosis due to alcohol or HCV for potential expansion of the targeted initial label for emricasan in NASH cirrhosis.

Conatus has three ongoing emricasan Phase 2 clinical trials:

  POLT-HCV-SVR:  A randomized, double blind, placebo-controlled Phase 2b clinical trial initiated in May 2014 evaluating potential improvements in Ishak Fibrosis Score in approximately 60 post-orthotopic liver transplant (POLT) recipients with liver fibrosis or cirrhosis post-transplant as a result of recurrent HCV infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy. Results after two years of twice-daily treatment or placebo are expected in the first half of 2018.

  Liver Cirrhosis:  A Phase 2 clinical trial initiated in September 2014 evaluating potential improvements in Model for End-stage Liver Disease (MELD) score and Child-Pugh-Turcotte status in patients with liver cirrhosis and baseline MELD scores of 11 to 18. Results in 86 patients after three months of twice-daily treatment or placebo in the double-blind, placebo-controlled first stage were reported in January 2016. Initial results in approximately 74 patients after six months of twice-daily treatment (for the first stage treatment group) or three months of twice-daily treatment (for the first stage placebo group) in the open-label second stage are expected in the second quarter of 2016.

  ENCORE-NF:  A randomized, double blind, placebo-controlled Phase 2b clinical trial initiated in January 2016 evaluating potential improvements in fibrosis and steatohepatitis in approximately 330 patients with NASH fibrosis. Results after 18 months of twice-daily treatment or placebo are expected in 2018.

The company plans to initiate the following additional emricasan clinical trials on a staggered basis through early 2017 as resources permit and expects top-line results to be available periodically beginning in 2018, which the company believes could position it to advance directly to filing for accelerated approval in NASH cirrhosis:

  ENCORE-PH:  A planned randomized, double-blind, placebo-controlled clinical trial to evaluate the effect of emricasan in reducing hepatic venous pressure gradient (HVPG) in approximately 160 patients with clinically significant Portal Hypertension and impaired hepatic function in patients with liver cirrhosis due to NASH. Treatment will be for six months.

  ENCORE-LF:  A planned randomized, double-blind, placebo-controlled clinical trial, pending results from the ongoing Phase 2 Liver Cirrhosis trial, to assess long-term Liver Function endpoints of MELD score and Child-Pugh-Turcotte status, related serum biomarkers and laboratory parameters associated with liver function, and will collect chronic administration safety information in patients with compensated NASH cirrhosis and baseline MELD scores of >15. With the continued engagement of the regulatory authorities, the six-month data from the ongoing Liver Cirrhosis trial may allow redesign of the ENCORE-LF clinical trial, originally planned as a Phase 2 trial, to qualify as a Phase 3 clinical trial.

  ENCORE-XT:  A planned eXTension clinical trial to continue treatment for at least an additional 18 months, for a total of at least two years, in patients who complete the ENCORE-PH or ENCORE-LF trials, with continued monitoring for efficacy, safety, clinical outcomes and health-related quality of life.

Conference Call and Audio Webcast
Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the financial results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 48233480. A live and archived audio webcast of the call will also be available in the Investors section of the Conatus website at www.conatuspharma.com.

About Emricasan Clinical Development
To date, emricasan has been studied in over 650 subjects in 16 clinical trials across a broad range of liver disease etiologies and stages of progression. In multiple clinical trials, emricasan has demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of apoptosis and inflammation that are implicated in the severity and progression of liver disease. Recent emricasan clinical trial results have demonstrated emricasan’s ability to provide significant improvements in clinically important validated surrogate endpoints of portal hypertension and liver function across multiple etiologies in the subgroups of liver cirrhosis patients with highest medical need.

About Conatus Pharmaceuticals
Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease. Emricasan is a first-in-class, orally active pan-caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the disease progression across the spectrum of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including statements regarding:  the sufficiency of current financial resources; the company’s focus on initial registration of emricasan for patients with NASH cirrhosis and parallel development toward registration of emricasan for patients with NASH fibrosis; plans to extend the safety database and evaluate the efficacy of emricasan in focused single-etiology trials to address additional patient populations with cirrhosis due to alcohol or HCV for potential emricasan label expansion; the timelines to announce results from the POLT-HCV-SVR trial, initial results from the second stage of the Liver Cirrhosis trial, and results from the ENCORE-NF trial; the timelines to initiate and announce results from the ENCORE-PH, ENCORE-LF and ENCORE-XT trials; the potential to file for accelerated approval of emricasan in NASH cirrhosis; the size, patient population and treatment duration of each ENCORE trial; the potential redesign of the ENCORE-LF trial as a Phase 3 clinical trial; and emricasan's potential to interrupt the disease progression across the spectrum of liver disease. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including:  Conatus’ ability to initiate and successfully complete current and future clinical trials; Conatus’ dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus’ only drug candidate; Conatus’ reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus’ ability to use accelerated approval pathways and/or obtain orphan drug exclusivity for emricasan for any indication; results of current and future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA’s and other regulatory agencies’ approval processes and other regulatory requirements; Conatus’ ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus’ limited operating history and its ability to operate successfully as a public company; Conatus’ ability to obtain additional financing in order to complete the development and commercialization of emricasan; Conatus may use its financial resources faster than it anticipates; and those risks described in Conatus’ prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus’ forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
	2015	2014	2015	2014

Operating expenses:
Research and development	$4,240,620	$3,393,775	$16,297,617	$14,908,843
General and administrative	1,799,346	1,927,569	7,833,085	7,379,339
Total operating expenses	6,039,966	5,321,344	24,130,702	22,288,182
Other income (expense):
Interest income	18,809	9,511	67,885	57,616
Interest expense	(17,500)	(17,500)	(70,000)	(70,000)
Other expense	(5,505)	(7,018)	(15,809)	(19,325)
Total other expense	(4,196)	(15,007)	(17,924)	(31,709)
Net loss	$(6,044,162)	$(5,336,351)	$(24,148,626)	$(22,319,891)

Net loss per share, basic and diluted	$(0.30)	$(0.34)	$(1.30)	$(1.44)

Weighted average shares outstanding used in computing
net loss per share, basic and diluted	19,834,477	15,550,320	18,617,537	15,478,999

			December 31,
Balance Sheets			2015	2014

Assets
Current assets:
Cash, cash equivalents and marketable securities			$36,508,109	$37,071,946
Prepaid and other current assets			1,982,031	796,818
Total current assets			38,490,140	37,868,764
Property and equipment, net			344,734	237,066
Other assets			892,394	342,051
Total assets			$39,727,268	$38,447,881

Liabilities and stockholders' equity
Current liabilities			$3,982,698	$4,175,233
Note payable			1,000,000	1,000,000
Deferred rent			204,224	58,699
Stockholders' equity			34,540,346	33,213,949
Total liabilities and stockholders' equity			$39,727,268	$38,447,881

MEDIA:  David Schull
Russo Partners, LLC
(858) 717-2310
David.Schull@RussoPartnersLLC.com

INVESTORS:  Alan Engbring
Conatus Pharmaceuticals Inc.
(858) 376-2637
aengbring@conatuspharma.com